===============================================================================

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            McMoRan Exploration Co.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                    [McMoRan Exploration Logo Appears Here]

                               -----------------
                    Notice of Annual Meeting of Stockholders

                                  May 6, 1999
                               -----------------

                                                                  March 25, 1999

Date:          Thursday, May 6, 1999

Time:          2:30 p.m., Eastern Time

Place:         1209 Orange Street
               Wilmington, Delaware

Purpose:       . To elect two directors;

               . To ratify the appointment of the independent auditors; and

               . To transact such other business as may properly come before the meeting.

Record Date:   Close of business on March 9, 1999.

  Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

                                            By Order of the Board of
                                             Directors.
                                            /s/ Michael C. Kilanowski, Jr.
                                            Michael C. Kilanowski, Jr.
                                            Secretary

Information about Attending the Annual Meeting

If you plan to attend the meeting, please bring the following:

  1. Proper identification.

  2. Proof of Ownership if your shares are held in "Street Name."

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is a letter from your broker stating that you owned McMoRan Exploration Co. stock on the Record Date or an account statement showing that you owned McMoRan Exploration Co. stock on the Record Date.

Only stockholders of record on the Record Date may attend or vote at the annual meeting.

                            McMoRan Exploration Co.
                              1615 Poydras Street
                         New Orleans, Louisiana 70112

  The 1998 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 25, 1999.

  This proxy statement is furnished in connection with a solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of McMoRan Exploration Co. (the "Company") for use at its Annual Meeting of Stockholders to be held on May 6, 1999, and at any adjournments thereof (the "Meeting").

  The Company was formed in connection with the mergers of McMoRan Oil & Gas Co. ("MOXY") and Freeport-McMoRan Sulphur Inc. ("FSC") into subsidiaries of the Company, which occurred on November 17, 1998 (the "Merger"). In connection with the Merger, MOXY and FSC stockholders received shares of the common stock of the Company in exchange for their shares of MOXY and FSC.

Who Can Vote

  Each share of Company common stock that you held on the Record Date entitles you to one vote at the Meeting. On the Record Date, there were 14,107,341 shares of common stock (the "Common Stock") outstanding.

Voting Rights

  Inspectors of election will count votes cast at the Meeting. Directors are elected by plurality vote. All other matters are decided by majority vote present at the Meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

  Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the Meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Quorum

  A quorum at the Meeting is a majority of the Common Stock entitled to vote, present in person or represented by proxy. The persons whom the Company appoints to act as inspectors of election will determine whether a quorum exists. Shares of Common Stock represented by properly executed and returned proxies will be treated as present. Shares of Common Stock present at the Meeting that abstain from voting or are the subject of broker non-votes will be counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding Common Stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

How Your Proxy Will Be Voted

  The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Meeting, whether or not you attend in person.

  Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, the proxy representing your Common Stock will be voted:

  . in favor of the proposed director nominees, and

  . for the ratification of the appointment of auditors.

  We expect no matters to be presented for action at the Meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the Meeting. The persons named as proxies in the enclosed proxy intend to vote in accordance with their judgment on any other matters that may properly come before the Meeting.

  Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

Proxy Solicitation

  The Company will pay all expenses of soliciting proxies for the Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and the Company will reimburse them for their reasonable expenses in doing so. The Company has retained Georgeson & Co. Inc., Wall Street Plaza, New York, New York to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson's services will be $6,500 plus its reasonable out-of-pocket expenses. Representatives of the Company, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

  If you want us to consider including a proposal in next year's proxy statement, you must deliver it in writing to Michael C. Kilanowski, Jr., McMoRan Exploration Co., 1615 Poydras St., New Orleans, LA 70112 by November 25, 1999.

  If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to Mr. Kilanowski at the above address, by January 6, 2000 in accordance with specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact Mr. Kilanowski. Failure to comply with our by-law procedures and deadline may preclude presentation of the matter at the Meeting.

Corporate Governance

  The Board of Directors, which held one meeting during 1998 following the Merger, has primary responsibility for directing the management of the business and affairs of the Company. The Board currently consists of seven members. To provide for effective direction and management of the Company's business, the Board of Directors has established committees, including the Audit Committee and the Corporate Personnel Committee. The Board has no standing nominating committee.

  The Audit Committee (a) reviews the Company's financial statements, (b) exercises general oversight with respect to the integrity and reliability of the Company's accounting and financial reporting practices and the effectiveness of its system of internal controls and (c) exercises general oversight with respect to the activities of the Company's independent auditors and principal financial and accounting officers, internal auditors and related matters. The Audit Committee currently consists of Mr. Day as Chairman and Messrs. Ford and Rankin. The Audit Committee did not meet in 1998 following the Merger.

  The Corporate Personnel Committee is described in more detail below in the Corporate Personnel Committee Report on Executive Compensation. The Corporate Personnel Committee is currently vacant due to the recent resignations from the Board of Directors of J. Terrell Brown and Thomas D. Clark, Jr. The Corporate Personnel Committee met once in 1998 following the Merger.

Election of Directors

  The Board consists of three classes, each of which serves for three years, with one class being elected each year. This table shows the members of the different classes of the Board and the expiration of their terms.

Class              Expiration of Term          Name of Members
-----              ------------------          ---------------
Class I    1999 Annual Meeting of Stockholders Gerald J. Ford
                                               Robert M. Wohleber

Class II   2000 Annual Meeting of Stockholders Robert A. Day
                                               Rene L. Latiolais

Class III  2001 Annual Meeting of Stockholders Richard C. Adkerson
                                               James R. Moffett
                                               B.M. Rankin, Jr.

  The Board has nominated each of the Class I directors named above for an additional three-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the re-election of each of the Class I directors, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the Board.

Information About Nominees and Directors

  This table provides certain information as of March 2, 1999 with respect to each director nominee and each other director whose term will continue after the Meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. "Year First Elected A Director" includes the period that the person served as a director of either MOXY or FSC.

                                                                     Year First
  Name of Nominee        Principal Occupations, Other Directorships   Elected
    or Director      Age       and Positions with the Company        a Director
  ---------------    --- ------------------------------------------- ----------
Richard C. Adkerson   52 Co-Chairman of the Board, President and        1994
                          Chief Executive Officer of the Company.
                          President and Chief Operating Officer of
                          Freeport-McMoRan Copper & Gold Inc.
                          ("FCX"), a mining company. Co-Chairman of
                          the Board and Chief Executive Officer of
                          MOXY until 1998. Vice Chairman of the
                          Board of FSC until 1998. Chairman of the
                          Board and Chief Executive Officer of
                          Stratus Properties Inc. ("Stratus"), a
                          real estate development company, until
                          1998. Vice Chairman of the Board of
                          Freeport-McMoRan Inc. ("FTX"), a global
                          agricultural resource company, until 1997.
                          Senior Vice President and Chief Financial
                          Officer of FTX until 1995.

Robert A. Day         55 Chairman of the Board of Trust Company of      1994
                          the West, an investment management
                          company. Chairman and President of W. M.
                          Keck Foundation. Director of Fisher
                          Scientific International Inc. and FCX.

Gerald J. Ford        54 Director, Chairman of the Board and Chief      1998
                          Executive Officer of California Federal
                          Bank FSB. Director, Chairman of the Board
                          and Chief Executive Officer of Golden
                          State Bancorp Inc. Director of Liberte
                          Investors Inc., First Nationwide Holdings
                          Inc. and California Federal Preferred
                          Capital Corporation.

Rene L. Latiolais     56 Vice Chairman of the Board of the Company.     1997
                          Director and Vice Chairman of the Board of
                          FCX. Co-Chairman of the Board of FSC until
                          1998. President and Chief Executive
                          Officer of FTX until 1997. President and
                          Chief Operating Officer of FTX until 1995.

                                                                    Year First
 Name of Nominee        Principal Occupations, Other Directorships   Elected
   or Director      Age       and Positions with the Company        a Director
 ---------------    --- ------------------------------------------- ----------
James R. Moffett     60 Co-Chairman of the Board of the Company.       1994
                         Chairman of the Board and Chief Executive
                         Officer of FCX. Co-Chairman of the Board
                         of MOXY and of FSC until 1998. Chairman of
                         the Board of FTX until 1997.
B.M. Rankin, Jr.     69 Private investor. Director of FCX, Golden      1994
                         State Bancorp, Inc. and California Federal
                         Bank FSB.
Robert M. Wohleber   48 Executive Vice President and Chief             1997
                         Financial Officer of the Company. Senior
                         Vice President of FCX. President and Chief
                         Executive Officer of FSC until 1998. Vice
                         President of FCX until 1997 and Treasurer
                         of FCX until 1994. Senior Vice President
                         and Chief Financial Officer of FTX until
                         1997. Vice President of FTX until 1996.
                         Treasurer of FTX until 1994.

Director Compensation

 Cash Compensation

  Each non-officer director receives an annual fee of $15,000 and a fee of $500 for attending each Board committee meeting. Each director receives a fee of $1,000 for attending each Board meeting and is also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings.

 Stock Option Plan for Non-Employee Directors

  Each non-employee and non-officer director is eligible for the grant of options under the 1998 Stock Option Plan for Non-Employee Directors (the "1998 Director Plan"). On June 1, 1999 and on June 1 for each subsequent year that the 1998 Director Plan is in effect, each eligible director will be granted an option to purchase 1,000 shares of Common Stock at 100% of the fair market value of the shares on the grant date. Each option granted under the 1998 Director Plan expires ten years after the grant date, and each eligible director may transfer his options during his lifetime to his immediate family members or certain entities owned for the benefit of his immediate family members or pursuant to a domestic relations order.

 Adjusted Stock Award Plan

  Prior to the Merger, MOXY and FSC granted non-qualified stock options to its non-officer and non-employee directors. In connection with the Merger, all MOXY and FSC options were canceled and, in substitution, the Company granted stock options to purchase Common Stock under the Company's Adjusted Stock Award Plan. Each new option has the same vesting schedule, expiration date and substantially the same terms and conditions as that of the related MOXY or FSC option.

Stock Ownership of Directors and Executive Officers

  This table shows how much Common Stock each director and each named executive officer beneficially owned on December 31, 1998. The directors and executive officers, as a group, beneficially owned approximately 11.7% of the Common Stock. Unless otherwise indicated, all shares shown are held with sole voting and investment power.

                                      Number of
                                       Shares    Number of
                                         Not      Shares    Total Number
                                       Subject  Subject to   of Shares
                                         To     Exercisable Beneficially
Name of Beneficial Owner(1)            Options  Options(2)     Owned
---------------------------           --------- ----------- ------------
Richard C. Adkerson                      36,557    94,838      131,395
Robert A. Day (3)                        16,356     5,155       21,511
Gerald J. Ford (4)                      453,180         0      453,180
Rene L. Latiolais                        10,729    91,978      102,707
James R. Moffett (5)                    257,796   196,541      454,337
C. Howard Murrish (6)                    32,212    76,595      108,807
B.M. Rankin, Jr. (7)                    237,594     8,628      246,222
Craig E. Saporito                            96     7,557        7,653
Robert M. Wohleber                        2,135    21,948       24,083
All directors and executive officers
 as a group (11 persons) (8)          1,143,816   572,108    1,715,924

---------
(1) With the exception of Messrs. Ford and Moffett (each of whom beneficially owns 3.2% of the outstanding shares) and Mr. Rankin (who beneficially owns 1.7% of the outstanding shares), each individual beneficially owns less than 1% of the outstanding shares.
(2) Shares that could be acquired as of March 1, 1999 upon the exercise of options granted pursuant to Company stock option plans.
(3) Includes 3,461 shares held by accounts and funds managed by affiliates of a corporation with respect to which Mr. Day, as chief executive officer and a stockholder, shares voting and investment power but as to which he disclaims beneficial ownership.
(4) Shares held by Mr. Ford as trustee of a trust. Please see the following table for more current beneficial ownership information regarding Mr. Ford.
(5) Includes (a) 248,636 shares held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power and (b) 9,160 shares held for the benefit of a trust with respect to which Mr. Moffett, as co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership.

(6) Includes (a) 412 shares held in his spouse's IRA, (b) 9,000 shares held by Mr. Murrish as trustee of a trust for the benefit of one of his sons, (c) 424 shares owned by an adult son who shares the same home as Mr. Murrish but as to which he disclaims beneficial ownership, (d) 444 shares held by Mr. Murrish as a custodian for one of his sons, and (e) 200 shares held by Mr. Murrish as custodian for his grandson.
(7) Includes (a) 70,895 shares with respect to which Mr. Rankin has sole voting and investment power under a power of attorney but as to which he disclaims beneficial ownership and (b) 12,644 shares with respect to which Mr. Rankin has shared investment power under a power of attorney but as to which he disclaims beneficial ownership.
(8) Includes (a) 1,201 shares held in an IRA of the spouse of an executive officer, (b) 3,026 shares held by an executive officer as custodian for his son as to which he disclaims beneficial ownership, (c) 1,952 shares held by an executive officer as custodian for his daughter as to which he disclaims beneficial ownership, (d) 4,395 shares held by an executive officer as president of a charitable foundation as to which he disclaims beneficial ownership and (e) 11,330 shares held for the benefit of trusts with respect to which an executive officer, as trustee, has sole voting and investment power but as to which he disclaims beneficial ownership.

Stock Ownership of Certain Beneficial Owners

  This table shows beneficial owners of more than 5% of the Company's outstanding Common Stock based on filings with the SEC. Unless otherwise indicated, all information is presented as of February 23, 1999 and all shares beneficially owned are held with sole voting and investment power.

                                                         Percent
                                       Number of Shares    of
      Name and Address                Beneficially Owned  Class
      ----------------                ------------------ -------
      Alpine Capital, L.P.               3,105,787(1)     22.1%
      Robert W. Bruce III
      Algenpar, Inc.
      J. Taylor Crandall
      201 Main Street
      Suite 3100
      Fort Worth, TX 76102

      Gerald J. Ford                     1,135,617(2)      8.1%
      200 Crescent Court, Suite 1350
      Dallas, TX 75201

      Exploration Program L.L.C.           769,535(3)      5.5%
      Phosphate Resource Partners
      Limited Partnership
      IMC Global Inc.
      FMRP Inc.
      2100 Sanders Road
      Northbrook, IL 60062

---------
(1) Based on the Schedule 13D dated January 27, 1999 filed with the SEC jointly by Alpine Capital, L.P., Robert W. Bruce III, Algenpar, Inc., J. Taylor Crandall and others. According to the Schedule 13D, (a) Alpine Capital, L.P. beneficially owns 2,356,023 shares, and Mr. Crandall, as the sole owner of Algenpar, Inc., and Algenpar, Inc. and Mr. Bruce, as the general partners in Alpine Capital, L.P., have shared voting and investment power with respect to the shares beneficially owned by Alpine Capital, L.P., (b) Mr. Bruce beneficially owns 2,554,072 of the shares and has sole voting and investment power with respect to 95,536 of those shares, (c) Mr. Bruce could acquire 7,013 shares upon the exercise of options and (d) Mr. Crandall beneficially owns 2,451,523 shares of which he shares voting and investment power with respect to 95,500 shares owned by a foundation of which he is the director.

(2) Based on the Schedule 13D/A dated February 23, 1999 filed with the SEC by Gerald J. Ford, individually and as sole trustee and sole grantor of a revocable trust.

(3) Based on the Schedule 13G dated February 11, 1999 (reflecting ownership as of December 31, 1998) filed with the SEC jointly by Exploration Program L.L.C., Phosphate Resource Partners Limited Partnership, IMC Global Inc. and FMRP Inc., all share voting and investment power with respect to all of the shares.

Executive Officer Compensation

  This table shows the compensation paid to the Company's chief executive officer and each of Company's four most highly compensated executive officers (with respect to salary and bonus only) other than the chief executive officer (collectively, the "Named Executive Officers"). In 1998, the Company and its predecessors, MOXY and FSC, paid the compensation of Mr. Murrish directly, whereas they paid the compensation of the other Named Executive Officers through an allocation arrangement under a services agreement with a corporation in which the Company owns 45% (the "Services Company"). See "Certain Transactions." During 1998, Messrs. Adkerson, Moffett, Saporito and Wohleber also provided services to and received compensation from FCX. The Named Executive Officers, other than Mr. Saporito, served as executive officers of at least one of the Company's predecessors.

                        Summary Compensation Table (1)

                                                                   Long-Term
                                                                  Compensation
                                 Annual Compensation                 Awards
                        ----------------------------------------- ------------
                                                                   Securities
       Name and                                    Other Annual    Underlying     All Other
  Principal Position    Year  Salary   Bonus      Compensation(2)  Options(3)  Compensation(4)
  ------------------    ---- -------- --------    --------------- ------------ ---------------
Richard C. Adkerson     1998 $250,000 $     --        $6,904        208,247        $25,812
 Co-Chairman of the     1997    1,320       --           100             --             80
 Board,
 President and Chief
 Executive Officer
James R. Moffett        1998  250,000       --         8,082        309,950         29,008
 Co-Chairman of the     1997    1,541       --            65             --            115
 Board
C. Howard Murrish       1998  254,033  250,000         8,340        176,574          8,000
 Executive Vice         1997  243,400  175,000         7,131             --         22,658
 President              1996  233,250  125,000         6,829             --          9,658
Robert M. Wohleber      1998  225,000  250,000         3,272         68,823         16,197
 Executive Vice         1997    6,164    7,767(5)        101             --            224
 President
 and Chief Financial
 Officer
Craig E. Saporito       1998   50,000   70,000         1,438         15,671          2,600
 Senior Vice President
 and Treasurer

---------
(1) Although Messrs. Adkerson and Moffett were executive officers of MOXY during 1996 and 1997, they did not receive any cash compensation from MOXY during that time. Messrs. Adkerson and Moffett performed their duties for MOXY in accordance with a services agreement between MOXY and the Services Company and MOXY paid a fixed fee of $1,000,000 in each of 1996 and 1997 for all services under the services agreement, including the services provided by Messrs. Adkerson and Moffett. The services agreement was amended effective January 1, 1998 to provide that MOXY would pay for future services on an allocated basis. Messrs Adkerson, Moffett and Wohleber performed their duties for FSC in accordance with a services agreement between FSC and the Services Company, which provided that FSC would pay for services on an allocated basis. FSC became a public entity as a result of a spin-off on December 22, 1997. Accordingly, the 1997 figures in this table for Messrs. Adkerson, Moffett and Wohleber only reflect compensation that was allocated to FSC from December 22, 1997 to December 31, 1997.

(2) Consists of payment of taxes in connection with certain benefits provided to the listed officers. Does not include total amount of perquisites provided to the listed officers the aggregate amount of which did not exceed $50,000 for any officer.

(3) Represents MMR options that were substituted for MOXY and FSC options at the time of the Merger.

(4) Comprised of contributions to defined contribution plans, premium payments for universal life insurance policies and director fees as follows:

                                         Life
                             Plan      Insurance Director
      Name          Date Contributions Premiums    Fees
      ----          ---- ------------- --------- --------
      Mr. Adkerson  1998    $12,020     $2,792   $11,000
                    1997         66         14        --
      Mr. Moffett   1998     12,046      5,962    11,000
                    1997         78         37        --
      Mr. Murrish   1998      8,000         --        --
                    1997     20,500      2,158        --
                    1996      7,500      2,158        --
      Mr. Wohleber  1998     11,197         --     5,000
                    1997        224         --        --
      Mr. Saporito  1998      2,600         --        --

(5) The amount of the bonus was determined by FTX prior to the spin-off that created FSC in December of 1997. FTX transferred to FSC funds equal to that amount.

                               -----------------

  This table shows all stock options that the Company granted to each of the Named Executive Officers, all of which were granted on November 17, 1998 as a result of the Merger. In connection with the Merger, all previously granted MOXY and FSC stock options were canceled and, in substitution, the Company granted stock options to purchase Common Stock under the Company's Adjusted Stock Award Plan. Each new option has the same vesting schedule, expiration date and substantially the same terms and conditions as that of the related MOXY or FSC option.

                             Option Grants in 1998

                     Number of   Percent of
                     Securities   Options
                     Underlying  Granted to  Exercise
                      Options   Employees in or Base   Expiration     Grant Date
       Name           Granted       1998      Price       Date     Present Value(1)
       ----          ---------- ------------ -------- ------------ ---------------
Richard C. Adkerson       301      0.020%    $11.8910  Aug 4, 2002    $  1,941
                        1,361      0.091      16.4725  Dec 7, 2003       7,377
                          785      0.052      11.9678  May 3, 2004       5,942
                          893      0.059      16.4725  Dec 7, 2003       4,840
                          394      0.026      11.1984  Dec 7, 2003       3,026
                       13,315      0.887      11.6180 Apr 29, 2007     121,566
                          601      0.040      11.1984  Dec 7, 2003       4,616
                        5,492      0.366      15.0365 Mar 15, 1999       9,941
                        1,810      0.121      17.6040  May 3, 2004       9,720
                       80,000      5.327      18.2815 Jul 14, 2007     554,400
                        1,187      0.079      17.6040  May 3, 2004       6,374
                        1,597      0.106      11.9678  May 3, 2004      12,089
                       39,944      2.660      10.5615  Dec 5, 2005     338,725
                        8,783      0.585      21.0094 May 14, 2006      44,705
                          601      0.040      11.8910  Aug 4, 2002       4,063
                       31,250      2.081      18.5000 Dec 23, 2007     222,188
                        2,746      0.183      15.0365 Mar 15, 1999       4,970
                       10,000      0.666      25.3125  May 4, 2008      59,200
                        1,361      0.091      17.4910  Aug 4, 2002       5,934
                        2,722      0.181      17.4910  Aug 4, 2002      11,868
                        3,104      0.207      21.0094 May 14, 2006      15,799
James R. Moffett       31,250      2.081      18.5000 Dec 23, 2007     222,188
                       10,000      0.666      25.3125  May 4, 2008      59,200
                        2,746      0.183      16.4395  May 3, 1999       3,240
                       13,611      0.906      17.4910  Aug 4, 2002      59,344
                       13,315      0.887      11.6180 Apr 29, 2007     121,566
                        6,805      0.453      17.4910  Aug 4, 2002      29,670

                    Number of   Percent of
                    Securities   Options
                    Underlying  Granted to  Exercise
                     Options   Employees in or Base   Expiration     Grant Date
       Name          Granted       1998      Price       Date     Present Value(1)
       ----         ---------- ------------ -------- ------------ ---------------
                       5,492      0.366     16.4395   May 3, 1999       6,481
                       1,501      0.100     11.8910   Aug 4, 2002      10,147
                       3,002      0.200     11.8910   Aug 4, 2002      20,294
                      39,135      2.606     13.4935  Jan 31, 2000     134,233
                      11,379      0.758     21.0094  May 14, 2006      57,919
                      32,203      2.144     21.0094  May 14, 2006     163,913
                      80,000      5.327     18.2815  Jul 14, 2007     554,400
                      39,944      2.660     10.5615   Dec 5, 2005     338,725
                      19,567      1.303     13.4935  Jan 31, 2000      67,115
C. Howard Murrish    100,000      6.658     18.2815  Jul 14, 2007     693,000
                      33,287      2.216     13.3780   Nov 1, 2004     222,024
                      19,972      1.330     10.5615   Dec 5, 2005     169,363
                      13,315      0.887     11.6180  Apr 29, 2007     121,566
                      10,000      0.666     25.3125   May 4, 2008      59,200
Robert M. Wohleber    62,500      4.161     18.5000  Dec 23, 2007     444,375
                         220      0.015     15.9625   Nov 7, 2000         715
                       3,962      0.264     17.4640  Apr 29, 2007      28,408
                         467      0.031     17.9825   May 5, 2002       1,784
                         612      0.041     17.6040   May 3, 2004       3,286
                         490      0.033     16.4725   Dec 7, 2003       2,656
                         132      0.009     22.0656  Apr 30, 2006         639
                         110      0.007     16.4395   May 3, 1999         130
                         110      0.007     15.9625   Nov 7, 2000         358
                         220      0.015     16.4395   May 3, 1999         260
Craig E. Saporito        110      0.007     16.4395   May 3, 1999         130
                         326      0.022     17.6040   May 3, 2004       1,751
                         680      0.045     17.4910   Aug 4, 2002       4,597
                         192      0.013     15.9625   Nov 7, 2000         624
                       2,663      0.177     11.6180  Apr 29, 2007      24,313
                         666      0.044     10.5615   Dec 5, 2005       5,648
                         266      0.018     12.2250   May 5, 2002       1,261
                          99      0.007     22.0656  Apr 30, 2006         479
                       1,331      0.089     13.3780   Nov 1, 2004       8,878
                          96      0.006     15.9625   Nov 7, 2000         312
                         220      0.015     16.4395   May 3, 1999         260
                       7,000      0.466     18.2815  Jul 14, 2007      48,510

      Number of   Percent of
      Securities   Options
      Underlying  Granted to  Exercise
       Options   Employees in or Base   Expiration     Grant Date
Name   Granted       1998      Price       Date     Present Value(1)
----  ---------- ------------ -------- ------------ ---------------
         132        0.009     17.4640  Apr 29, 2007        946
         288        0.019     11.9678   May 3, 2004      2,180
         302        0.020     17.9825   May 5, 2002      1,154
         700        0.047     25.3125   May 4, 2008      4,144
         600        0.040     11.8910   Aug 4, 2002      4,056

---------
(1) The Black-Scholes option pricing model was used to determine the grant date present value of the options that the Company granted to the listed officers. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option as set forth under the column labeled "Exercise or Base Price"; (b) a fair market value of $15.47 for one share of Common Stock on the grant date; (c) a term for options as set forth under the column labeled "Expiration Date"; (d) a stock volatility of 33%, based on the average volatility of a sampling of the Company's peer group (Petsec Energy Inc., Newfield Exploration Company, Sonat Inc., Cairn Energy USA Inc., and Panaco Inc.), as reported in their respective 1997 annual reports on Form 10-K; MOXY's stock volatility has historically averaged about 67%; however, the increased equity capitalization and anticipated improved operating cash flows make it more likely than not that the Company's stock volatility rate will decrease substantially; and (e) an assumed risk-free interest rate that ranges from 4.51% to 5.09%, each rate being equivalent to the yield on the grant date on a treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

                              ------------------

  This table shows all outstanding Company stock options held by each of the Named Executive Officers as of December 31, 1998. None of the listed officers exercised any Company stock options during 1998.

                      Option Values at December 31, 1998

                          Number of Securities      Value of Unexercised
                         Underlying Unexercised         In-the-Money
                               Options at                Options at
                            December 31, 1998         December 31, 1998
                        ------------------------- -------------------------
   Name                 Exercisable/Unexercisable Exercisable/Unexercisable
   ----                 ------------------------- -------------------------
   Richard C. Adkerson        94,838/113,409          $120,471/$58,123
   James R. Moffett          196,541/113,409           150,170/ 85,123
   C. Howard Murrish          76,595/ 99,979            80,139/ 40,955
   Robert M. Wohleber         21,948/ 46,875                --/--
   Craig E. Saporito           7,557/  8,114             6,453/  5,331


                              ------------------

  Retirement Benefit Programs. Under the Company's retirement benefit program and that of the Services Company, each participant, including each of the Named Executive Officers (other than Messrs. Adkerson and Moffett), is entitled to benefits based upon the balance of the participant's "account." Those participants who were participating under a predecessor program when the current program was adopted were credited with a starting account balance. Otherwise, the account balance consists of annual benefit credits and annual interest credits. The annual benefit credit consists of two parts: (1) 4% of the participant's earnings for the year in excess of the social security wage base for the year; and (2) a percentage of the participant's total earnings for the year. The percentage of total earnings is determined as follows:

  . 15%, if as of January 1, 1997, the participant's age plus service totaled
    65 or more, he was at least 50 years old and had at least 10 years of service;

  . 10%, if as of January 1, 1997, the participant's age plus service totaled
    55 or more, he had at least 10 years of service, and he did not meet the requirements for a 15% allocation;

  . 7%, if as of January 1, 1997, the participant's age plus service totaled
    45 or more, he had at least 5 years of service, and he did not meet the requirements for a greater allocation;

  . 4%, if the participant did not meet the requirements for a greater allocation.

  The annual interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. The interest credit was 5.75% for 1998. Interest credits stop at the end of the year in which the participant reaches age 60. Upon retirement a participant's account balance is payable either in a lump sum or an annuity, as selected by the participant. A participant's "earnings" are comprised of annual base salary (see "Salary" in the Summary Compensation Table above), plus a percentage of certain bonuses (See "Bonus" in the Summary Compensation Table above), which percentage is the lesser of 50% or the percentage of the bonus not deferred. Years of service include not only years with the Company or the Services Company but also any years with the Company's predecessors.

  Under a predecessor retirement benefit program the retirement benefit was determined primarily by a participant's final average compensation and years of service. Benefits payable to a participant under the Company's and the Services Company's retirement benefit programs are no longer determined that way. However, if a participant also participated under the predecessor retirement benefit program, and his age plus service recognized under the predecessor plan equaled 65 or more as of January 1, 1997, and as of that date the participant had both attained age 50 and had at least 10 years of service, the participant is "grandfathered" into a benefit of no less than the benefit under the former retirement benefit formula based on years of service and final average earnings.

  The following is the estimated annual retirement benefit, payable as an annuity for life, of each of the Named Executive Officers (other than Messrs. Adkerson and Moffett), assuming retirement at age 60, and allowing for reasonable annual increases in earnings until retirement: Mr. Murrish $10,487; Mr. Saporito, $102,267; and Mr. Wohleber, $142,427.

Corporate Personnel Committee Report on Executive Compensation

  The Corporate Personnel Committee, which was composed of two independent directors when the Committee made its 1998 executive compensation decisions, determines the compensation of the Company's executive officers and administers the Company's annual incentive and stock option plans. The Committee's executive compensation philosophy is to:

  . emphasize performance-based compensation that balances rewards for short- and long-term results;

  . tie compensation to the interests of stockholders; and

  . provide a competitive level of total compensation that will attract and retain talented executives.

 Overview of 1998 Compensation

  The Company began operations as a public company on November 17, 1998, the date of the Merger of MOXY and FSC into wholly owned subsidiaries of the Company. None of the Company's executive officers, other than C. Howard Murrish, Executive Vice President, are employed by the Company. The non-employee executive officers provide services to the Company pursuant to a services agreement between the Company and the Services Company. Executive officer compensation for 1998 included base salaries, annual incentive awards and stock options.

 Base Salaries

  The salary information included in the Summary Compensation Table includes salaries paid for services provided to MOXY or FSC prior to the Merger. Base salaries of the executive officers of the Company after the Merger were continued at the same levels as the salaries they were formerly receiving for services to MOXY and FSC. The salaries were set at appropriate levels after consideration of each executive officer's responsibilities.

 Annual Incentive Awards

  Richard C. Adkerson, Co-Chairman of the Board, President and Chief Executive Officer, and James R. Moffett, Co-Chairman of the Board, did not receive an annual incentive bonus from the Company for 1998. Similarly, they had not been participants in the bonus plans of the predecessor companies. In 1998, Messrs. Adkerson and Moffett received annual incentive awards from FCX, which is their employer.

  The other executive officers and certain middle managers participated in the Company's performance incentive awards program, which is designed to provide performance-based annual cash awards. The Company paid the bonuses reflected in the Summary Compensation Table, but the performance of the predecessor companies and the individual performance of the executive officers prior to the Merger were considered in determining bonus amounts. In 1998, each participant in the predecessor companies' performance incentive awards program was assigned a target award based upon level of responsibility. After a review of the Company's operational and strategic accomplish-ments during 1998, including accomplishments in the areas of exploration, production, management and strategic planning, the Committee established an award pool for 1998 that totaled $1,950,000. Individual performance is also considered in determining actual awards paid under the performance incentive awards program.

 Stock Options

  The Company grants long-term incentives to executive officers in the form of stock options. The only stock options granted by the Company during 1998 were the adjusted options issued in connection with the Merger. The Committee intends, however, to continue to use stock option grants with a significant potential value to reinforce the importance of stockholder value creation. Stock option grant levels will be based upon the position level of the individual executive officers.

  Adjusted stock options were granted to replace MOXY and FSC stock options that terminated as a result of the Merger. The number of shares and exercise price of the adjusted options were based entirely upon the number of shares and exercise price of the stock options being replaced. The purpose of the grant of the adjusted options was to ensure that holders of MOXY and FSC stock options were placed in an equivalent position as holders of MOXY and FSC common stock at the time of the Merger.

 Section 162(m)

  Section 162(m) limits to $1 million a public company's annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The Committee's policy is to structure compensation awards that will be deductible without limitation where doing so will further the purposes of the Company's executive compensation programs.

  The Committee believes that the Company's stock options qualify for the exclusion from the deduction limitation under Section 162(m) and that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any given year and therefore will be fully deductible.

Dated: February 2, 1999                J. Terrell Brown, Chairman
                                       Thomas D. Clark, Jr.

Compensation Committee Interlocks and Insider Participation

  The Company's Corporate Personnel Committee currently has no members because of the recent resignations from the Board of Messrs. Brown and Clark. In 1998, no Company executive officer served as a director or member of the compensation committee of another entity, where one of the other entity's executive officers served as a Company director or on the Company's Corporate Personnel Committee.

Performance Graph

  The following graph compares the change in the cumulative total stockholder return on the Common Stock with the cumulative total return of the S&P 500 Stock Index and the Media General Independent Oil & Gas Industry Group during the portion of 1998 that the Common Stock was registered under Section 12 of the Securities Exchange Act of 1934. This comparison assumes $100 investment on November 18, 1998 in (a) McMoRan Exploration Co. Common Stock, (b) S&P 500 Stock Index and (c) Media General Independent Oil & Gas Industry Group.

                    Comparison of Cumulative Total Return*
                 McMoRan Exploration Co., S&P 500 Stock Index
              Media General Independent Oil & Gas Industry Group




                                                       November 18, December 31,
                                                           1998         1998
                                                       ------------ ------------
McMoRan Exploration Co................................   $100.00      $ 91.80
S&P 500 Stock Index...................................    100.00        93.30
Media General Independent Oil & Gas Industry Group....    100.00       105.76

* Total Return Assumes Reinvestment of Dividends

Certain Transactions

  Gerald J. Ford, the Company's wholly owned subsidiary, McMoRan Oil & Gas LLC ("MOXY LLC") and Phosphate Resource Partners Limited Partners ("PLP") are parties to a $210 million multi-year exploration program to explore and identify prospects for oil and gas primarily in the Gulf of Mexico and onshore in the Gulf Coast area. MOXY LLC manages the exploration program, selects all prospects and drilling opportunities, and serves as operator of the exploration program. Most exploration expenditures under the exploration program are shared 6% by Mr. Ford, 37.6% by MOXY LLC and 56.4% by PLP, with all other costs and revenues shared 5% by Mr. Ford, 48% by MOXY LLC and 47% by PLP. The exploration program will terminate after initial exploration program expenditures of $210 million have been committed or on March 31, 2002, whichever is earlier. Mr. Ford has contributed approximately $4 million to the exploration program for his proportionate share of all related costs through December 31, 1998.

  During 1998, Robert A. Day participated directly or indirectly through various entities, on substantially the same basis as other parties, in exploration and development operations on certain properties owned or operated by the Company, through MOXY LLC. Mr. Day and these entities have working interests in the properties ranging generally from 19.6% to 25%. Mr. Day's and these entities' share of expenditures for exploration and development operations during 1998 amounted to approximately $3.5 million, and Mr. Day's and these entities' share of revenues generated from the production operations on the properties during 1998 amounted to approximately $4.3 million.

  The Company and FCX each own 45% of the Services Company; another public entity owns the remaining 10% of the Services Company. The Services Company's two directors are also directors and executive officers of the Company and executive officers of FCX. The Company and the Services Company are parties to a services agreement under which the Services Company provides the Company with executive, technical, administrative, accounting, financial, tax and other services. The Services Company also provides these services to FCX and the other public entity. The Company pays an allocable portion of expenses from consulting arrangements that the Services Company has entered into, some of which are described below.

  B.M. Rankin, Jr. and the Services Company are parties to an agreement, renewable in December 2000, under which Mr. Rankin renders services to the Company and affiliates relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation and medical coverage and reimbursement for taxes in connection with those benefits. In 1998, the Services Company paid Mr. Rankin $206,000 ($100,000 of which was allocated to the Company and its predecessors) pursuant to this agreement. Mr. Rankin also received reimbursement of $88,959 for a portion of his office rent and the service of an executive secretary employed by the Services Company.

  Rene L. Latiolais and the Services Company are parties to an agreement, renewable annually, under which Mr. Latiolais provides consulting services relating to the businesses, operations, and prospects of the Company and other entities. Under this agreement during 1999, Mr. Latiolais will receive an annual fee of $330,000, and reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. Under this agreement, Mr. Latiolais receives no annual fee for serving on the Board, no Board attendance fees and no stock options under the 1998 Director Plan. In 1998 the Services Company paid Mr. Latiolais $230,000, exclusive of reasonable out-of-pocket expenses, pursuant to this agreement. Of this amount, $172,500 was allocated to the Company and its predecessors. The Company also has a matching gifts program and matched Mr. Latiolais' charitable contributions with $1,800.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, controller and beneficial owners of more than 10% of the Common Stock to file certain beneficial ownership reports with the SEC. Mr. Rankin did not file two Forms 4 in 1998 or a Form 5 for 1998 to report one acquisition and one sale by his spouse. Mr. Rankin reported both transactions on an amended Form 4 in 1999.

Ratification of the Appointment of Auditors

  The Board of Directors seeks stockholder ratification of the Board's appointment of Arthur Andersen LLP to act as the independent auditors of the financial statements of the Company and its subsidiaries for the year 1999. The Board has not determined what, if any, action would be taken should the appointment of Arthur Andersen LLP not be ratified. One or more representatives of Arthur Andersen LLP will be available at the Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement.

                            McMoRan EXPLORATION CO.
   Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of
                           Stockholders, May 6, 1999

  The undersigned hereby appoints James R. Moffett, Richard C. Adkerson, and Robert M. Wohleber as proxies, with full power of substitution, to vote the shares of the undersigned in McMoRan Exploration Co. at the Annual Meeting of Stockholders to be held on Thursday, May 6, 1999, at 2:30 p.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.

  If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

                          (continued on reverse side)

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                             FOLD AND DETACH HERE

                                                                    Please mark
                                                                    your votes as
                                                                    indicated in   [X]
                                                                    this example

  The Board of Directors recommends a vote FOR:

                             FOR  WITHHELD                              FOR  AGAINST  ABSTAIN

  Item 1--Election of the    [ ]    [ ]              Item 2--           [ ]    [ ]     [ ]
  nominees for directors.                               Ratification of
                                                        appointment of
     Nominees for                                       Arthur Andersen
     directors of McMoRan                               LLP as
     Exploration Co.                                    independent
                                                        auditors.
     Gerald J. Ford
     Robert M. Wohleber

  FOR, EXCEPT WITHHELD FROM:

  -------------------------
  (Write nominee name(s) in the
  space provided above to withhold
  authority.)

  Signature(s)                                                Dated:             1999
             ------------------------------------------------        ------------
  You may specify your votes by marking the appropriate boxes on this side.
  You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors' recommendation. If your votes are not specified, this proxy will be voted FOR the election of the nominees for directors and FOR Proposal 2.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

